Exhibit 21.1

Subsidiaries of GPAQ Acquisition Holdings, Inc.

Subsidiary	State of Incorporation
GPAQ Acquiror Merger Sub, Inc.	Delaware
GPAQ Company Merger Sub, LLC	Delaware